Exhibit (a)(1)(x)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. The U.S. Offer is being made only by the offer to purchase dated September 15, 2016 (the “U.S. Offer to Purchase”), the related Letter of Transmittal and any amendments or supplements thereto. The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of securities in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would be unlawful.

Notice of U.S. Offer to Purchase for Cash

Any and All Outstanding Class B Shares held by U.S. Persons
and All Outstanding American Depositary Shares

(each American Depositary Share representing rights to five Class B Shares)

of

TELECOM ARGENTINA S.A.

at

U.S.$ 3.925 per Class B Share (ISIN ARP9028N1016)

and

U.S.$ 19.625 per American Depositary Share (CUSIP 879273209)

by

FINTECH TELECOM, LLC

FINTECH ADVISORY INC.

DAVID MARTÍNEZ

THE U.S. OFFER AND ASSOCIATED WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (THE “EXPIRATION TIME”) ON OCTOBER 21, 2016 (THE “EXPIRATION DATE”), UNLESS THE TENDER OFFER IS EXTENDED.

Fintech Telecom, LLC (“FTL”), a limited liability company organized under the laws of Delaware, Fintech Advisory Inc. (“FAI”), a corporation organized under the laws of Delaware and David Martínez (“Mr. Martínez” and, together with FTL and FAI, the “Bidders”) are offering to purchase any and all (1) outstanding Class B ordinary shares, par value Ps. 1.00 per share (the “Class B Shares”) held by U.S. Persons (as defined below) and (2) outstanding American Depositary Shares (each representing rights to five Class B Shares) (the “ADSs” and, together with the Class B Shares, the “Securities”), of Telecom Argentina S.A., a corporation organized under the laws of the Republic of Argentina (“TEO”), other than those held by the Bidders or their affiliates, in cash at a price of U.S.$ 3.925 per Class B Share and a price of U.S.$ 19.625 per ADS (together, the “Offer Price”), in each case without interest thereon, net of (i) the stock exchange and settlement fee described herein, (ii) any applicable brokerage fees or commissions, (iii) the dividends paid by TEO on May 13, 2016 of Ps. 0.72 per Class B Share and Ps. 3.61 per ADS, or U.S.$ 0.050 per Class B Share and U.S.$ 0.251 per ADS, using the selling exchange rate of Ps. 14.40 per U.S. $1.00 reported by Banco de la Nación Argentina on May 13, 2016, (iv) the dividends paid by TEO on August 26, 2016 of Ps. 1.34 per Class B Share and Ps. 6.71 per ADS, or U.S.$ 0.088 per Class B Share and U.S.$ 0.441 per ADS, using the selling exchange rate of Ps. 15.20 per U.S.$1.00 reported by Banco de la Nación Argentina on August 26, 2016 (together with the dividends paid in (iii), the “Paid Distributions”) and any other applicable Distributions (as defined in the U.S. Offer to Purchase), and (iv) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the related Letter of Transmittal.  The U.S. Offer is being made in conjunction with an offer by FTL in Argentina for all outstanding Class B Shares (but not ADSs) (the “Argentine Offer”) and, together with the U.S. Offer, the “Offers”).  Non-U.S. Persons are not be permitted to tender their Class B Shares in the U.S. Offer.  ADSs (whether or not held by U.S. Persons (as defined below)) may only be tendered in the U.S. Offer.

The Bidders are offering to purchase all Securities as a result of the Bidder’s recent acquisition of the voting control of TEO (the “Transaction”). The Transaction is more fully described in the U.S. Offer to Purchase.

This U.S. Offer constitutes a “going private” transaction pursuant to Rule 13e-3, and the U.S. “going-private” rules set forth in Rule 13e-3 under the Exchange Act require the Bidders (as affiliates of TEO for this purpose under U.S. securities laws) to state whether the U.S. Offer is fair to unaffiliated shareholders. The Bidders believe that the U.S. Offer is substantively and procedurally fair to unaffiliated holders of Class B Shares and/or ADSs.

Payment for Class B Shares will be made by deposit of the Offer Price, without interest thereon, net of (i) the stock exchange and settlement fee described in the U.S. Offer to Purchase, (ii) any applicable brokerage fees or commissions, (iii) the Paid Distributions and any other applicable Distributions (as defined in the U.S. Offer to Purchase) and (iv) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, in U.S. dollars with Computershare Inc., the receiving agent in the United States for purposes of the U.S. Offer (the “U.S. Receiving Agent”) and subsequent payment to tendering holders through the U.S. Receiving Agent by a check to be mailed to the address indicated in the Form of Acceptance (as defined in the U.S. Offer to Purchase). ADS holders will receive the Offer Price for ADSs purchased in the U.S. Offer by means of delivery of funds to the account indicated or, in the case of ADSs held through The Depository Trust Company (“DTC”), by means of delivery of funds to the account maintained at DTC by the tendering participant. The price offered in the Argentine Offer is the same on a per Class B Share basis as the Offer Price in the U.S. Offer, payable in Argentine pesos in the case of the Argentine Offer at the buying exchange rate reported by Banco de la Nación Argentina at the close of business on the Expiration Date under the terms described in the prospectus for the Argentine Offer.  The Bidders do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

Subject to the terms described in the U.S. Offer to Purchase, unless the U.S. Offer is extended, to tender Class B Shares and/or ADSs in the U.S. Offer, a holder must tender its Class B Shares or ADSs no later than the Expiration Time on the Expiration Date.  The Bidders will announce any decision to extend the U.S. Offer in a press release stating the extension no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date.

We will pay for Class B Shares and ADSs accepted by the Bidders pursuant to the U.S. Offer 5 (five) business days after the date the Bidders give written notice to the U.S. Receiving Agent of acceptance for payment of such Class B Shares and ADSs (such date of notice, the “Acceptance Date” and such date of payment, the “Payment Date”).  Payment for Class B Shares will be made by deposit of the Offer Price therefor in U.S. dollars with the U.S. Receiving Agent and subsequent payment to holders tendering Class B Shares in the U.S. Offer through the U.S. Receiving Agent by a check to be mailed to the address indicated by the tendering holders in the Form of Acceptance.  Payment for ADSs accepted pursuant to the U.S. Offer will be made by deposit of the Offer Price therefor in U.S. dollars with the U.S. Receiving Agent.

There will be no guaranteed delivery process available to tender Class B Shares or ADSs. Under no circumstances will interest be paid on the Offer Price for the tendered Class B Shares and/or ADSs whether or not the Expiration Date is extended.

To the extent permitted by applicable Argentine and U.S. securities laws, the Argentine National Securities Commission (the “CNV”), the U.S. Securities and Exchange Commission (the “SEC”) and the terms of the U.S. Offer, the Bidders reserve the right, at any time (1) to extend the period of time during which the U.S. Offer is open and thereby delay the purchase of Class B Shares and ADSs and payment for tendered shares or (2) to amend the U.S. Offer in any respect.  If the Bidders extend the U.S. Offer, the Bidders will announce such extension by giving written notice to the U.S. Receiving Agent followed as promptly as practicable by a public announcement thereof (which, in any event, will be made no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date).  During any extension, all Securities previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw its Securities in accordance with the terms of this U.S. Offer to Purchase.  Any notice regarding the extension of the Argentine Offer will be given in accordance with CNV regulations.

The Bidders do not have the intention to “squeeze out” holders that elect not to accept the Offers and to remain shareholders of TEO. The Bidders presently anticipate that TEO will continue as a public company and will maintain its listings on the NYSE and MERVAL following our consummation of the Offers. Following completion of the Offers, however, the number of Securities remaining in public circulation will decrease and the already small market for such securities may be even further reduced.

The procedures for tendering differ depending on whether you hold ADSs representing rights to Class B Shares or Class B Shares directly.

Direct holders of Class B Shares who wish to tender all or part of its shares and whose shares are (i) registered under their name in the share registery of TEO kept by Caja de Valores or (ii) deposited in the collective deposit system of Caja de Valores through its financial intermediary, must follow the specific procedures contained in “THE TENDER OFFER—3. Procedures for Participating in the U.S. Offer” of the U.S. Offer to Purchase. Class B Shares held directly may not be tendered by a U.S. person in the U.S. Offer until they are transferred into the collective deposit system and credited in the holder’s account (cuenta comitente) at Caja de Valores. Each holder wishing to open a cuenta comitente should therefore contact a Custodian with sufficient time to allow the Custodian to open the cuenta comitente to permit the tendering of Class B Shares prior to the Expiration time on the Expiration Date. Each holder of Class B Shares should consult with its Custodian as to whether there may be any delay in the issuance of the Tender Certificate (as defined in the U.S. Offer to Purchase) by Caja de Valores. The transfer of Class B Shares to the U.S. Tendered Class B Shares Account (and the obtaining of the Tender Certificate) may take time. Neither the Bidders nor the U.S. Receiving Agent may provide direct holders of Class B Shares with a specific timeframe for performing these steps, and therefore each direct holder should start this procedure as soon as possible.

ADS holders may tender their ADSs through the U.S. Receiving Agent in accordance with the instructions set forth in “THE TENDER OFFER—3. Procedures for Participating in the U.S. Offer.” of the U.S. Offer to Purchase and in the related Letter of Transmittal.  The U.S. Receiving Agent will surrender those ADSs to JPMorgan Chase Bank (the “ADS Depositary”) and tender the Class B Shares the rights to which underlie the ADSs, as described in “THE TENDER OFFER—2. Acceptance for Payment and Payment for Class B Shares and ADSs.” Of the U.S. Offer to Purchase. As an alternative to participating in the U.S. Offer through the U.S. Receiving Agent, an ADS holder may also (1) surrender its ADSs to the ADS depositary at 4 New York Plaza, Floor 12, New York, New York, 10004 and (2) withdraw the Class B Shares the rights to which underlie the ADSs from the ADS program to participate directly in the U.S. Offer as a holder of Class B Shares, in which case holders need to allow sufficient time to complete all required steps described in this U.S. Offer to Purchase and the Letter of Transmittal before the Share Expiration Time on the Expiration Date.  See “THE TENDER OFFER—3.  Procedures for Participating in the U.S. Offer.”

A beneficial owner of Class B Shares or ADSs registered in the name of a broker or other nominee must contact that entity if that beneficial owner desires to tender Class B Shares or ADSs and may be charged a fee or commission by that entity for tendering Class B Shares or ADSs in the U.S. Offer.  Each beneficial owner of such securities should consult its broker or other nominee to determine what fees or commissions apply.  A record owner of ADSs on the books of the ADS Depositary that tenders its ADSs in the U.S. Offer does not have to pay brokerage fees or similar expenses.  See “INTRODUCTION” of the U.S. Offer to Purchase.

Holders that have tendered their Class B Shares or ADSs, as the case may be, may withdraw from the U.S. Offer, but they may do so only as described in “THE TENDER OFFER—4. Withdrawal Rights.” of the U.S. Offer to Purchase.  For direct holders of Class B Shares, the withdrawal of any Class B Shares tendered in the U.S. Offer can only be made by presenting a signed Form of Withdrawal (as defined in the U.S. Offer to Purchase) to the U.S. Receiving Agent.  Such withdrawal will be effective only if the U.S. Receiving Agent timely receives the Form of Withdrawal at its address set forth in the U.S. Offer to Purchase.  The Form of Withdrawal must specify the name of the person who tendered the Class B Shares to be withdrawn and the number of Class B Shares to be withdrawn and the name of the registered holder of Class B Shares, if different from that of the person who tendered such Class B Shares, and signatures must be certified by a notary public. For holders of ADSs, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Receiving Agent to be effective and must specify the name of the person who tendered the ADSs to be withdrawn and the number of ADSs to be withdrawn and the name of the registered holder of ADSs, if different from that of the person who tendered such ADSs.  If the ADSs to be withdrawn have been delivered to the U.S. Receiving Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the U.S. Offer to Purchase) (except in the case of ADSs tendered by an Eligible Institution) must be submitted prior to the release of such ADSs.  In addition, such notice must specify, in the case ADSs tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular certificates evidencing ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn ADSs.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Bidders, in their sole discretion, and their determination will be final and binding.  Neither the Bidders nor any of their affiliates or assigns nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated into this announcement by reference. The Bidders are also filing with the SEC a combined Schedule TO and Schedule 13e-3, together with exhibits, furnishing certain additional information with respect to the U.S. Offer.

The U.S. Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Bidders to the record holders of ADSs and the U.S. resident record holders of Class B Shares whose names appear on the shareholder lists maintained by TEO, the list of record holders of ADSs maintained by JPMorgan Chase Bank, as ADS depositary, and the security position listing of DTC, as the book-entry transfer facility for ADSs of TEO, and will be furnished, for subsequent transmittal to the beneficial owners of ADSs and the U.S. resident beneficial owners of Class B Shares, to brokers or other securities intermediaries and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in the security position listing of the DTC.  The Bidders will reimburse brokers and other securities intermediaries for customary handling and mailing expenses incurred by them in forwarding the U.S. Offer materials to their customers.  The Bidders will also mail this U.S. Offer to Purchase, the related Letter of Transmittal and other relevant materials to any registered or beneficial holder of Class B Shares and/or ADSs that requests a copy of the U.S. Offer materials.

The U.S. Offer to Purchase, the related Letter of Transmittal and TEO’s Solicitation/Recommendation Statement on Schedule 14D-9 and 13E-3 filed with the SEC in connection with the U.S. Offer contain important information and each such document should be read carefully and in its entirety before any decision is made with respect to the U.S. Offer.

Any questions or requests for assistance about how to participate in the U.S. Offer or to obtain additional copies of the U.S. Offer to Purchase may be directed to the U.S. information agent listed below.  Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The U.S. information agent
for the U.S. Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor, New York, NY 10005

Bankers and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 721-1211

Email: teco@dfking.com

September 15, 2016